Exhibit 10.2

AMENDMENT

TO

PACIFICORP EXECUTIVE SEVERANCE PLAN

PacifiCorp (“Company”) maintains the PacifiCorp Executive Severance Plan (the “Plan”), most recently set forth in a 1998 Restatement. The Plan provides benefits to eligible employees of the Company and adopting affiliates upon involuntary termination of employment in certain circumstances. Those circumstances include a Change in Control of the Company, as defined in 3.03-6 of the 1998 Restatement.

On May 23, 2005, the parent corporations of the Company signed a Stock Purchase Agreement (the “SPA”) for the sale of Company stock to MidAmerican Energy Holdings Company. The consummation of the sale will occur upon the closing of the SPA (the “Closing”), after several conditions set out in the SPA have been satisfied.

The parties to the SPA have agreed that the Company will amend the Plan to provide for changes in the way in which the Plan will apply to the sale of Company stock pursuant to the SPA. The Company adopts this Amendment to implement that agreement. If the SPA terminates without a Closing, subsequent terminations of employment are subject to the terms of the Plan without the Amendment. Therefore, this Amendment will not be incorporated into the 1998 Restatement.

1.       Change in Control. The signing of the SPA on May 23, 2005, shall constitute a Change in Control under the Plan with respect to any eligible employee of the Company or its subsidiaries whose employment terminates after the signing due to the transaction provided for in the SPA. No subsequent event relating to the SPA, including the Closing, shall constitute a Change in Control under the Plan with respect to such an employee. A termination of employment under the Company’s “rebasing initiatives” is not due to the transaction provided for in the SPA.

2.        Payment of Severance Benefits. After the signing of the SPA, an eligible employee described in Section 1 above who has a qualifying termination of employment shall be paid Change in Control severance benefits under the terms of the Plan even though the Closing has not yet occurred.

3.       Time for Qualifying Termination. The time described in 3.03-3 of the 1998 Restatement, within which a resignation following a material alteration in the employee’s position qualifies the employee for severance benefits, shall end on the later of the following:

(a)	Six months after the Closing.
(b)	May 23, 2007.

4.       No Walk-Away Right. The “walk-away right” provided to the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of the Company by 3.03-8 of the 1998 Restatement shall not apply to the Change in Control occurring upon the signing of the SPA.

5.       Termination of SPA. Upon termination of the SPA, as provided in 7.1 thereof, the signing of the SPA shall cease to constitute a Change in Control under the Plan and any subsequent termination of employment of an eligible employee described in Section 1 above shall not qualify for Plan benefits based on the SPA. Benefits payable under the Plan to such an eligible employee whose employment terminated prior to the date of termination of the SPA shall continue to be payable. The “walk-away right” provided by 3.03-8 of the 1998 Restatement shall apply upon a Change in Control that does not arise out of the SPA.

6.       Effective Date. This Amendment shall be effective October 31, 2005, and shall apply to eligible employees who have a qualifying termination of employment under the Plan on or after that date.

Company	PacifiCorp
	By	/s/ Judi A. Johansen

Name of signer:
Date signed: November 1, 2005